Exhibit (a)(1)(C)

CYBERDEFENDER CORPORATION
AMENDED AND RESTATED
OFFER TO AMEND CERTAIN OUTSTANDING WARRANTS
(referred to in the discussion below as the “Offer”)

THIS OFFER AND YOUR WITHDRAWAL RIGHTS EXPIRE
AT 9:00 P.M. PACIFIC TIME ON AUGUST 17 , 2009,
UNLESS WE EXTEND THE OFFER.

THE DATE OF THIS OFFER IS JUNE 29, 2009 , AS AMENDED ON JULY 28, 2009

CyberDefender Corporation (the “Company,” “we,” “us” or “our”) is offering to the holders of warrants (a “Warrant” or the “Warrants”) issued with “cashless exercise” provisions and/or “down-round” provisions (collectively the “Released Provisions”) the opportunity to increase by 10% the number of shares of common stock, no par value (the “Common Stock”) covered by the Warrants in exchange for extinguishing the Released Provisions from the Warrants.  The increase in the number of shares of Common Stock covered by the Warrants is sometimes referred to in this document as the “Increase”.  The Warrants allow the holders to purchase shares of our Common Stock at the following exercise prices: $1.00, $1.01, $1.20 and $1.25 per share.  In order to take advantage of the Offer, prior to the expiration of the Offer, you must exercise a portion of the Warrant(s) and purchase for cash no less than 30% of the shares of Common Stock covered by the Warrant(s), after giving effect to the Increase.  If you decide to participate in the Offer, we will issue an amendment to your Warrant(s) (the “Amendment”) which will eliminate the Released Provisions and state the new number of shares of Common Stock covered by the Warrant(s) after giving effect to the Increase and the exercise.

You are eligible to participate in the Offer if, on the date of the Offer, you hold a Warrant that includes either or both of the Released Provisions.  We sometimes refer to persons eligible to participate in the offer as “Warrant Holders” in this document.  Unless extended, the Offer will expire at 9:00 p.m., Pacific Time, on August 17 , 2009.

Participation in the Offer is voluntary, and there are no penalties for electing not to participate.  If you choose not to participate in the Offer, the Warrant(s) you hold will continue to remain outstanding according to the existing terms and conditions.  You will not, however, be entitled to the Increase.

If you want to take advantage of the Offer, before the Offer expires you must take the steps set forth in Part III, Section 4 of this document.  To inform yourself about the Offer, you should:

•	read this entire document, particularly the Summary Term Sheet that starts on page 1, because it contains important information;

•	review your Warrant Agreement;

•	contact Kevin Harris, our Chief Financial Officer, by email to kevin@cyberdefender.com or facsimile to (213) 689-8640 if you have questions about the Offer or need another copy of this document.

We are making this Offer upon the terms and conditions described in this Offer.  The Offer is not conditioned on any minimum number of Warrant Holders electing to participate in the Offer.  The Offer is, however, subject to conditions that we describe in Section 7 of Part III of this document.

Shares of our Common Stock are quoted on the Over-the-Counter Bulletin Board under the symbol “CYDE”.  On  July 24 , 2009, the closing price of one share of our Common Stock was $ 2.23 .  We recommend that you get current market prices for our Common Stock before deciding whether to take advantage of this Offer.

IMPORTANT NOTICE

Although our board of directors has approved the Offer, neither we nor our board of directors makes any recommendation to you as to whether or not you should accept the Offer and exercise a portion of your Warrant(s) in exchange for extinguishing the Released Provisions and receiving the Increase.  We have not authorized any person to make any recommendation on our behalf as to whether or not you should accept the Offer.

You must make your own decision as to whether or not to accept the Offer.  In doing so, you should rely only on the information contained in this document and your Warrant(s).  You are strongly encouraged to consult with your advisors, including your tax advisor, before making any decisions regarding the Offer.

The Offer is dated June 29, 2009 , as amended on July 28 2009.  We will update the Offer to reflect material changes to the information included in it and distribute the information to you, in accordance with the rules and regulations of the Securities Exchange Act of 1934.

The Offer has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission determined whether the information in this document is accurate or complete.  Any representation to the contrary is a criminal offense.

ii

iii

I. SUMMARY TERM SHEET

The following are answers to some questions about the Offer.  The answers are summaries and do not describe all of the details of the Offer.  You should read all of this document and your Warrant(s).  This document contains the full details of the Offer, including how the terms of your Warrant(s) will change if you participate in the Offer, and these details are important.  For many of the questions, we have included a reference to the section or sections contained in Part III of this document where you can find a more complete discussion of the Offer.

This Summary is presented in question-and-answer format.  The questions and answers are grouped as follows:

•	How the Offer Works

•	Purpose of the Offer

•	Duration of the Offer

•	How to Participate

•	Federal Income Tax Considerations

•	How to get More Information

•	Interests of Directors and Executive Officers in the Offer

References in this document to the “Company,” “we,” “us” and “our” mean CyberDefender Corporation, and references to the time “the Offer expires” mean 9:00 p.m., Pacific Time, on August 17 , 2009, or, if we extend the Offer period, any later date that we specify.

QUESTIONS AND ANSWERS ABOUT THE OFFER

A.           HOW THE OFFER WORKS

1.	What is the Offer?

The Offer relates to Warrants that we issued in conjunction with various offerings we made between September 2006 and March 2009.  The Warrants include one or both of the Released Provisions.  When referred to separately in this document, the “Cashless Exercise Provision” refers collectively to the following provisions:

Cashless Exercise Provisions:

Cashless Exercise.  If at any time after one year from the date of issuance of this Warrant there is no effective Registration Statement registering, or no current prospectus available for, the resale of the Warrant Shares by the Holder, then this Warrant may also be exercised at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a certificate for the number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A)	= the VWAP on the Trading Day immediately preceding the date of such election;

(B)	= the Exercise Price of this Warrant, as adjusted; and

(X)	= the number of Warrant Shares issuable upon exercise of this Warrant in accordance with the terms of this Warrant by means of a cash exercise rather than a cashless exercise.

or

Net Issue Exercise.  Notwithstanding any provisions herein to the contrary, if the fair market value of one share of Common Stock is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Notice of Exercise and notice of such election, in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

Y (A-B)
X=          A

Where X = the number of shares of Common Stock to be issued to the Holder
 Y =  the number of shares of Common Stock purchasable under this Warrant or, if only a portion of this Warrant is being exercised, the portion of this Warrant being canceled (at the date of such calculation)
 A = the fair market value of one share of Common Stock (at the date of such calculation
 B =  Exercise Price (as adjusted to the date of such calculation).

For purposes of the above calculation, fair market value of one share of Common Stock shall be determined by the Company’s Board of Directors in good faith; provided, however, that where there exists a public market for the Common Stock at the time of such exercise, the fair market value of one share of Common Stock shall be the average of the closing bid and asked prices of the Common Stock quoted on the OTC Bulletin Board or the closing price of the Common Stock quoted on the Nasdaq Capital Market or on any exchange on which the Common Stock is listed, whichever is applicable, as reported by Bloomberg L.P. for the five (5) trading days prior to the date of determination of fair market value.

When referred to separately in this document, the “Down Round Provision” collectively refers to the following provisions:

Down Round Provisions:

Subsequent Equity Sales.  If the Company or any Subsidiary thereof, as applicable, at any time while this Warrant is outstanding, shall sell or grant any option to purchase or sell or grant any right to reprice its securities, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock, at an effective price per share less than the then VWAP on the date of such issuance and higher than the then Exercise Price (below Exercise Price issuances shall be governed by clause (b) above), then the Exercise Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of the Common Stock outstanding on the date of such issuance plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the Common Stock outstanding on the date of such issuance plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming receipt by the Company in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such VWAP. Such adjustment shall be made whenever such issuance occurs, and shall become effective immediately after the date of such issuance. Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 3(c) in respect of an Exempt Issuance.

or

Subsequent Equity Sales.  From and after the Warrant Issue Date, in the event the Company sells Common Stock for less than the then Exercise Price or issues securities convertible into or exercisable for Common Stock at a conversion price or exercise price less than the then Exercise Price (a “Dilutive Issuance”), then the Exercise Price shall be multiplied by a fraction, the numerator of which is the number of shares of Common Stock sold and issued at the closing of such Dilutive Issuance plus the number of shares which the aggregate offering price of the total number of shares of Common Stock sold and issued at the closing of such Dilutive Issuance would purchase at the then Exercise Price, and the denominator of which is the number of shares of Common Stock issued and outstanding on the date of such Dilutive Issuance plus the number of additional shares of Common Stock sold and issued at the closing of such Dilutive Issuance. Notwithstanding the foregoing, no adjustment will occur hereunder in respect of an Exempt Issuance. “Exempt Issuance” means (i) Common Stock or options issued pursuant to a board approved equity incentive plan, (ii) Common Stock issued upon the exercise or conversion of options, warrants or convertible debentures outstanding on the Closing Date, and (iii) securities issued in connection with strategic transactions the primary purpose of which is not to raise capital.

We will increase by 10% the number of shares of Common Stock covered by the Warrant(s) you own in exchange for (i) your agreement to relinquish your rights under the Released Provisions and (ii) your purchase of at least 30% of the Common Stock covered by the Warrant(s) after giving effect to the Increase.

2.	Who is entitled to participate in the Offer?

Only holders of Warrants that include the Cashless Exercise Provision, the Down Round Provision or both of the Released Provisions.

3.	How many shares of Common Stock are covered by the Warrants?

We have three categories of Warrants outstanding that are subject to this Offer.  The first category covers Warrants that contain both the Cashless Exercise Provision and the Down-Round Provision, of which there are outstanding 146 Warrants to purchase 5,796,036 shares of Common Stock.  The second category covers Warrants that contain only the Down-Round Provision, of which there are outstanding 47 Warrants to purchase 3,025,112 shares of Common Stock.  The third category covers Warrants that contain only the Cashless Exercise Provision, of which there are outstanding 15 Warrants to purchase 1,362,638 shares of Common Stock.  All of our Warrants that fall into any of these three categories are subject to the Offer.

Holders whose warrants contains neither the Cashless Exercise Provision nor the Down-Round Provision will not be eligible to participate in the Offer, as they do not possess the requisite consideration to accept the Offer.  We have only 12 outstanding warrants which fall into this non-eligible category, representing an aggregate of 3,107,500 warrant shares.

4.	If every holder of Warrants elects to participate in the Offer, how many shares of Common Stock would Cyberdefender Corporation issue and how much money would it raise?

If every holder of Warrants were to exercise the Warrants and purchase 30% of the shares of Common Stock covered by the Warrants (after giving effect to the Increase), we would be required to issue 3,360,649 shares of Common Stock and we would receive proceeds of $3,821,310.70 from the partial exercise of the Warrants.

5.	As a Warrant Holder, must I participate in the Offer?

Participation in the Offer is voluntary, and there are no penalties for electing not to participate.  If you choose not to participate in the Offer, the Warrant you hold will continue to remain outstanding according to its existing terms and conditions.  If you choose not to participate in the Offer, you will not be entitled to the Increase.

6.	Are all the Warrants that are the subject of the Offer the same?

No.  We issued three different forms of Warrants.  As a result, we have included three different forms of Amendments, which are labeled Amendment #1 through Amendment #3.  Paragraph 2, or in the case of Amendment #3, paragraphs 2 and 3, indicate the location of the Cashless Exercise Provision and/or the Down Round Provision in your Warrant(s).  Once you determine which of the Amendments correctly reflects the location of the Released Provisions (or either of them) in the Warrant(s) you hold, you must sign and date the Amendment(s) and return the Amendment(s) to us, along with the exercise price, the transmittal letter and the Election to Exercise Warrant, properly completed, in order to participate in the Offer.

7.            I have a Warrant that includes the Cashless Exercise Provision and the Down Round Provision and a Warrant that includes only the Down Round Provision.  Do I have to exercise both of the Warrants in order to take advantage of the Offer?

No.  For example, after giving effect to the Increase, you may participate in the Offer by purchasing no less than 30% of the shares of Common Stock covered by the Warrant that includes the Cashless Exercise Provision and the Down Round Provision and you may elect not to purchase the shares of Common Stock covered by the Warrant that includes only the Down Round Provision.  If you do that, the number of shares of Common Stock covered by the Warrant that includes the Cashless Exercise Provision and the Down Round Provision will be increased by 10%, but the number of shares of Common Stock covered by the Warrant that includes only the Down Round Provision will not change.  By participating in the Offer, however, as to the Warrant that includes the Cashless Exercise Provision and the Down Round Provision, you will relinquish the rights provided to you under the Released Provisions.

8.            If I have exercised a portion of my Warrant, may I still elect to participate in the Offer?

Yes, if you have exercised a portion of a Warrant, your election will apply to the portion that remains outstanding and unexercised only.

9.            If I elect to participate in the Offer, after giving effect to the Increase, may I purchase more than 30% of the shares of Common Stock covered by my Warrant(s)?

Yes.  After giving effect to the Increase, you may purchase more than 30% of the shares of Common Stock covered by your Warrant(s) to participate in the Offer, if you so choose.

10.          Do I have to pay any money in order to exercise my Warrant(s) and purchase enough shares of Common Stock to participate in the Offer?

Yes.  In order to exercise your Warrant(s) pursuant to the Offer, you will have to pay us the exercise price stated in the Warrant(s) for each share of Common Stock that you purchase and, after giving effect to the Increase, you must purchase at least 30% of the shares of Common Stock covered by your Warrant(s).  For example, if you have a Warrant covering 1,000 shares of Common Stock with an exercise price of $1.00 per share, you must purchase at least 330 shares, at an exercise price of $330, in order to participate in the Offer.

11.          If I take advantage of the Offer, may I pay for the shares I purchase with other shares of CyberDefender Corporation Common Stock that I own?

No.  The exercise price may not be paid with shares of our Common Stock or with any other property.  We will accept only cash from those Warrant Holders who wish to participate in the Offer.

12.          Will officers and directors be able to take advantage of the Offer?

Yes.  Providing they are eligible, officers and directors will be able to participate in the Offer on the same terms as Warrant Holders who are not affiliates.  Please see the information below in Section G titled “Interests of Directors and Executive Officers in the Offer”.

13.          Will I be able to immediately sell the Common Stock I receive upon exercise of my Warrant(s) in the market?

No.  The Common Stock you receive from exercising your Warrant(s) will be restricted.

14.          When will I be able to sell the Common Stock I receive upon exercise of my Warrant(s)?

The Common Stock you receive from exercising your Warrant(s) pursuant to the Offer must be sold pursuant to Rule 144 of the Securities Act of 1933, as amended.  Under Rule 144, if you are not an affiliate of CyberDefender Corporation and have not been an affiliate of CyberDefender Corporation for at least three months prior to the date you plan to sell your Common Stock, at least six months must have elapsed between the time you exercise the Warrant(s) and the date you sell the Common Stock you receive from the exercise of the Warrant(s).  Rule 144 also requires us to have current public information in the marketplace.  CyberDefender Corporation is subject to the reporting requirements of Section 13 of the Securities Exchange Act of 1934, as amended and, so long as we continue to file the reports required by Section 13, we will have current public information in the marketplace.

15.          When will affiliates of CyberDefender Corporation be able to sell the Common Stock they receive upon exercise of the Warrants?

Assuming there are no other restrictions to the sale of their Common Stock (such as a trading policy that would prohibit sales during certain periods), Rule 144 permits affiliates to sell the shares of Common Stock they receive upon exercise of the Warrants six months after they exercise the Warrants.  However, aside from the requirement that public information be in the marketplace,

•	affiliates must file a notice (the “144 Notice”) with the Securities and Exchange Commission relating to the sales they make,

•	during any 90 day period, affiliates are restricted from selling more than the greater of 1% of our outstanding shares of Common Stock, and

•	affiliates are required to follow the “manner of sale” provisions included in Rule 144.

16.          If I exercise my Warrant(s), when will I receive the shares of Common Stock that I purchase?

The shares of Common Stock will be issued  promptly after the expiration of the Offer.

17.          What if my Warrant includes both the Cashless Exercise Provision and the Down Round Provision?  Must I relinquish my rights to both the Released Provisions if I participate in the Offer?

Yes.  As described below, one of the purposes for making the Offer is to amend the Warrants to delete the Released Provisions.  If your Warrant includes both the Cashless Exercise Provision and the Down Round Provision, both Provisions will be deleted.

18.          What is the effect of relinquising my rights to the Released Provisions?

In order to participate in the Offer, you must agree to relinquish the protection provided by the Down Round Provision, if it is included in your Warrant(s).  The Down Round Provision adjusts downward the exercise price(s) included in the Warrant(s) in the event that we sell Common Stock, or securities convertible into or exercisable for Common Stock, at a price below the exercise price(s) of your Warrant(s).  If you elect to participate in the Offer, and your Warrant(s) include a Down Round Provision, the exercise price of the Warrant(s) will not be adjusted downward if, in the future, we undertake such sales.

In order to participate in the Offer, you must also agree to relinquish the right provided by the Cashless Exercise Provision, if it is included in your Warrant(s).  The Cashless Exercise Provision allows you to exercise your Warrant(s) by using shares of our Common Stock underlying your Warrant(s), rather than cash, to pay the exercise price of the Warrant(s).  If you elect to participate in the Offer, and your Warrant(s) included a Cashless Exercise Provision, you will be required to pay cash to exercise your Warrant(s).

B.           PURPOSE OF THE OFFER

19.          Why is CyberDefender Corporation making the Offer?

We are making the Offer as a way to encourage holders of our Warrants to exercise a portion of the Warrants, so that we can raise cash for our operations.  Furthermore, under guidance recently adopted by the Emerging Issues Task Force of the Financial Accounting Standards Board, warrants that include “down round” provisions may no longer be recorded in stockholders’ equity, but rather must be accounted for as a derivative liability.  Continuing to include the Down Round Provision in the Warrants, therefore, would result in having to include a significant liability in our financial statements.  A complete discussion of this matter is included at Part III, Section 3 of this document.

20.          Is it likely that a similar Offer to this one will be made in the future?

As of the date of the Offer, our board of directors has no plan to make a similar offer in the future.  However, if we are successful in raising funds through the Offer, and if we are in need of additional operating funds in the future, the board of directors may decide to raise funds by making a similar offer in the future.

21.          Does CyberDefender Corporation or its board of directors have a recommendation about the Offer?

Neither we nor the board of directors is making a recommendation about the Offer.  Although the board of directors approved the Offer, they recognize that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, including your own personal circumstances and preferences.  You are strongly encouraged to consult with your personal advisors if you have questions about your financial or tax situation.

22.          Is there any information regarding CyberDefender Corporation that I should be aware of before deciding to participate in the Offer?

Yes.  Your decision of whether to participate or not in this Offer should take into account the information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 as well as information set forth in our Current Reports on Form 8-K filed with the Securities and Exchange Commission.  In addition, before making your decision to exercise your Warrant(s), you should carefully review the information about CyberDefender Corporation discussed in Part II (“Certain Risks of Participating in the Offer”) and in Section 10 of Part III of this document, which explains where you can find additional information about us.

23.          How will the Offer be accounted for by CyberDefender Corporation and what are the accounting consequences of the Offer?

The Offer will result in increases to the current assets and additional paid-in capital accounts and a decrease to the derivative liability account included in our balance sheet as well as the number of shares of Common Stock outstanding.  The value of the 10% increase to the Warrants, as computed using the Black Scholes model, will increase interest expense in the current period.  The amount of this increase cannot be determined until the offering has closed as the Black Scholes model is dependent on the market value of the Common Stock, the volatility of the Common Stock and the current discount rate at the grant date.

C.           DURATION OF THE OFFER

24.          When does the Offer begin and end?

The Offer begins on June 29, 2009 and ends at 9:00 p.m., Pacific Time, on August 17 , 2009.  No exceptions will be made to this deadline, unless we extend it.

25.          May the Offer be extended beyond August 17 , 2009.

We are reserving the right to extend the Offer beyond August 17 , 2009 if our board of directors deems that it is in our best interests to do so.  As of the date of the Offer, we have no plans to do this.

26.          How will I know if the Offer is extended?

If we extend the Offer, we will publicly announce the extension no later than 9:00 p.m., Pacific Time, on the expiration date.

27.          If the Offer is extended, how will the extension affect the exercise of my Warrant(s)?

If we extend the Offer and you elect to participate, you must properly exercise your Warrant(s) to purchase at least 30% of the Common Stock (after giving effect to the Increase) before the expiration of the extended Offer period.  By exercising your Warrant(s) in accordance with the Offer prior to the expiration of the extended Offer period (if there is one), you will relinquish the rights provided to you under the Cashless Exercise Provision, the Down Round Provision or both, if your Warrant includes both Released Provisions.  However, the number of shares of Common Stock covered by your Warrant(s) will be increased by 10%.

D.           HOW TO PARTICIPATE

28.          How do I exercise my Warrant(s) in order to participate in the Offer?

No later than 9:00 p.m. Pacific Time on August 17 , 2009 we must receive from you:

•	the transmittal letter, a copy of which is included with this Offer,

•	an Election to Exercise Warrant, a copy of which is included with this Offer, listing each Warrant that you wish to exercise pursuant to the Offer,

•	good funds in the amount of the exercise price, and

•	an electronic “PDF” or facsimile copy of your signature on the Amendment(s) which relate to your Warrant(s). Copies of the Amendment(s) are also included with this Offer.

Collectively, the transmittal letter, the Election to Exercise Warrant(s) and the Amendment(s) are sometimes referred to as the “Exercise Documents”.

You may exercise your Warrant(s) by electronic delivery or facsimile.  You may also make delivery via U.S. mail, overnight courier or by hand delivery.  You may wire the funds for the exercise price to us, so long as you have delivered to us the Exercise Documents.  The Exercise Documents should be delivered to Kevin Harris, our Chief Financial Officer, by e-mail to kevin@cyberdefender.com or by facsimile to Mr. Harris’ attention at (213) 689-8640 or by delivering the documents to Mr. Harris’ attention to 617 West 7th Street, Suite 401, Los Angeles, California 90017.  Funds should be delivered by check made out to CyberDefender Corporation and delivered to 617 West 7th Street, Suite 401, Los Angeles, California 90017, or by wire transfer to:

Union Bank of California
Account name: CyberDefender Corporation
Routing #122000496
Account #3000149615
11661 San Vicente Blvd, Los Angeles, CA  90049
Telephone: 310 571-4475
Fax:  310 826-1757

29.          What do I need to do to participate in the Offer?

Your election to participate in the Offer will be effective only after you have properly submitted the completed transmittal letter, a completed Election to Exercise Warrant listing each Warrant that you wish to exercise pursuant to the Offer, good funds in the amount of the exercise price, which must be equal to the amount required to purchase no less than 30% of the shares of Common Stock covered by the Warrant(s) after giving effect to the Increase, and your signed Amendment(s).  We must receive the Exercise Documents and the funds before the expiration of the Offer period, which will occur at 9:00 p.m., Pacific Time, on August 17 , 2009 unless we announce that the expiration of the Offer period has been extended.

30.          What do I have to do if I do not want to participate in the Offer?

Nothing.  The Offer is completely voluntary, and there are no notification requirements or penalties for electing not to participate in it.

31.          If I elect to exercise my Warrant(s) and participate in the Offer, can I change my mind?

Yes.  You may withdraw your tendered Exercise Documents at any time before the Offer expires at 9:00 p.m., Pacific Time, on August 17 , 2009.  If we extend the Offer beyond that time, you may withdraw your tendered Exercise Documents at any time until the extended expiration of the Offer.  If we have not accepted your tendered Exercise Documents by August 17 , 2009, you will also have the right to withdraw your tendered Exercise Documents  after the expiration of the fortieth business day from the commencement of the Offer, which would be September 6 , 2009.  To withdraw your tendered Exercise Documents, you must deliver to us a written notice of withdrawal with the required information while you still have the right to withdraw them.  The notice of withdrawal may be delivered by any of the means described for a valid tender as indicated in Part III, Section 4, “Procedures for Participating in the Offer.”

Once you have withdrawn your Exercise Documents, you may re-tender them only by again following the delivery procedures described in the Offer.  See Part III, Section 5, “Withdrawal Rights.”

32.          What happens to my Warrant(s) if I do not accept this Offer?

Nothing.  If you do not elect to participate in the Offer, you will keep your Warrant(s) and the terms of the Warrant(s) will not change.

33.          Are there risks that I should consider in deciding whether to exercise my Warrant(s)?

Yes.  Exercising your Warrant(s) does have some risks.  You should carefully review the discussion of certain of these risks in Part II of this document (“Certain Risks of Participating in the Offer”).

34.          Are there conditions to the Offer?

Yes.  The Offer is subject to conditions that are described in Section 7 of Part III.  The Offer is not conditioned on any minimum number of Warrant Holders electing to participate in the Offer.  Participation in the Offer is completely voluntary.

E.           FEDERAL INCOME TAX CONSIDERATIONS

35.          Will I have to pay federal income taxes at the time I exercise my Warrant(s) if I participate in the Offer?

We believe that Warrant Holders who are subject to U.S. federal income taxation will incur no immediate federal income tax consequences as a result of either electing to retain their Warrants or electing to participate in the Offer.  Those Warrant Holders who participate in the Offer and later sell the shares of Common Stock they received by exercising their Warrants may recognize a gain or loss on the sale.  However, individual tax situations are complex and this information is very general and may not be applicable to your tax situation.  We advise you to consult with your tax advisor about the tax consequences of this transaction on your tax situation.

F.           HOW TO GET MORE INFORMATION

36.          Who can I talk to if I have questions about the Offer?

For additional information or assistance, you should contact our Chief Financial Officer, Kevin Harris, by email to kevin@cyberdefender.com or facsimile to (213) 689-8640.  However, while Mr. Harris can answer questions relating to the Offer, he cannot and will not provide you with any advice as to whether or not you should participate in the Offer.

In addition, you are strongly encouraged to consult your personal advisors if you have questions about your financial or tax situation.

G.           INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE OFFER

Our directors and executive officers may participate in the Offer with respect to their eligible Warrants, in which event they will purchase at least 30% of the shares of Common Stock covered by the Warrants (after giving effect to the Increase) and will relinquish their rights under the Released Provisions.  As of June 29, 2009, such persons, as a group, beneficially owned no Warrants.

II. CERTAIN RISKS OF PARTICIPATING IN THE OFFER

Forward-Looking Statements

This document, together with other statements and information we publicly disseminate, contains forward-looking statements.  These are statements regarding financial and operating performance and results and other statements that are not historical facts.  The words “expect,” “project,” “estimate,” “believe,” “anticipate,” “intend,” “plan,” “forecast,” and similar expressions are intended to identify forward-looking statements.  Certain important risks, including those discussed in the risk factors set forth below, could cause results to differ materially from those anticipated by some of the forward-looking statements.  Some, but not all, of these risks include, among other things:

our lack of sufficient working capital and whether or not we will be able to raise capital when we need it;

changes in local, state or federal regulations that may adversely affect our business;

our ability to market and distribute or sell our products;

whether we will continue to receive the services of certain officers and directors;

our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; and

other uncertainties, all of which are difficult to predict and many of which are beyond our control.

We do not intend to update forward-looking statements.  You should refer to and carefully review the information in future documents we file with the Securities and Exchange Commission.

Risk Factors

Our operations and financial results are subject to various risks and uncertainties that could adversely affect our business, financial condition, results of operations, cash flows, and the trading price of our Common Stock.  Discussions about important operational risks that our business encounters can be found in the reports we file with the Securities and Exchange Commission, as well as in the discussion below.  You should carefully consider these risks, and you are encouraged to speak with an investment and tax advisor, before deciding to particpate in the Offer.

Risks Related to Our Business

We have been in business only since August 2003.  Our limited operating history makes evaluation of our business difficult.

We were incorporated in the State of California as Network Dynamics in August 2003 and have limited historical financial data upon which to base planned operating expenses or to accurately forecast our future operating results. We have a limited operating history which makes it difficult to evaluate our performance. You must consider our prospects in light of the risks, expenses and difficulties we face as an early stage company with a limited operating history. These risks include uncertainty as to whether we will be able to:

•	increase revenues from sales of our suite of Internet security products;

•	successfully protect our earlyNetwork™ from all security attacks;

•	successfully protect personal computers or networks against all Internet threats;

•	respond effectively to competitive pressures;

•	protect our intellectual property rights;

•	continue to develop and upgrade our technology; and

•	continue to renew our customers’ subscriptions to current and future products.

We incurred net losses for our last three fiscal years and for the first three months of the 2009 fiscal year.  We are not certain that our operations will ever be profitable.

We incurred a net loss of $5,507,600 for the fiscal year ended December 31, 2006, a net loss of $5,866,123 for the fiscal year ended December 31, 2007 and a net loss of $11,251,772 for the fiscal year ended December 31, 2008.  We had a net loss of $4,817,051 for the three months ended March 31, 2009.

We can provide no assurance as to when, or if, we will be profitable in the future.  Even if we achieve profitability, we may not be able to sustain it.

We may be unable to continue as a going concern.

Our financial statements have been prepared on a going concern basis which assumes that we will be able to realize our assets and discharge our liabilities in the normal course of business for the foreseeable future.  We generated a net loss of $11,251,772 and realized a negative cash flow from operating activities of $1,080,303 for the year ended December 31, 2008.  At this date, we had negative working capital of $7,848,539.  At December 31, 2008 we had an accumulated deficit of $25,812,724 and stockholders deficit was $8,032,180.

Our ability to continue as a going-concern is in substantial doubt as it is dependent on a number of factors including, but not limited to, the receipt of continued financial support from our investors, our ability to control and possibly reduce our expenses, our ability to raise equity or debt financing as we need it, and whether we will be able to use our securities to meet certain of our liabilities as they become payable. The outcome of these matters is dependent on factors outside of our control and cannot be predicted at this time.

We face intense competition from other providers of Internet security software.  If we cannot offer consumers a reason to use our software instead of the software marketed by our competitors, our business and the results of our operations will be adversely affected.

We have many competitors in the markets for our products.  Our competitors include software companies that offer products that directly compete with our products or that bundle their software products with Internet security software offered by another company.  End-user customers may prefer purchasing Internet security software that is manufactured by the same company that provides its other software programs because of greater product breadth offered by the company, perceived advantages in price, technical support, compatibility or other issues.

Some of our competitors include WebRoot Software, Kaspersky Labs and Sunbelt Software. Many of our competitors, such as TrendMicro, McAfee and Norton have greater brand name recognition and financial, technical, sales, marketing and other resources than we do and consequently may have an ability to influence customers to purchase their products rather than ours. Our future and existing competitors could introduce products with superior features, scalability and functionality at lower prices than our products and could also bundle existing or new products with other more established products in order to compete with us. Our competitors could also gain market share by acquiring or forming strategic alliances with our other competitors. Finally, because new distribution methods offered by the Internet and electronic commerce have removed many of the barriers to entry historically faced by start-up companies in the software industry, we may face additional sources of competition in the future.

We rely on the services of QResolve to provide tech-on-call services. If we were to lose the services of QResolve, this portion of our business could be disrupted.

For an annual fee, CyberDefenderULTIMATE™ provides year round tech-on-call services for any software or hardware connected to a subscriber’s computer while CyberDefenderCOMPLETE™ provides one time anti-malware tech-on-call services for a subscriber’s computer. These tech-on-call services are provided by QResolve, a business partner. If we lose our working relationship with QResolve and are unable to replace it with an equally competent tech-on-call service provider at competitive pricing, or if the quality of QResolve’s services deteriorates for any reason, our ability to service customers may suffer and our revenues from CyberDefenderULTIMATE™ and CyberDefenderCOMPLETE™ could be adversely affected. We would also be required to spend a significant amount of time and effort to find and train a new service provider, which would take management’s attention away from the day-to-day operations of our business. We could also be required to file a legal action to recover money paid in advance for services that were never provided. This could have a material adverse effect on our business and results of operations.

If we are unable to develop and maintain new and enhanced Internet security or identity protection products and services to meet emerging industry standards, our operating results could be adversely affected.

Our future success depends on our ability to address the rapidly changing needs of our customers by developing, acquiring and introducing new products, product updates and services on a timely basis. For example, in September 2007, we launched CyberDefenderULTIMATE™ and CyberDefenderCOMPLETE™. These are enhanced versions of our Internet security software. Also, in November 2008, we released CyberDefender Registry Cleaner™.  The CyberDefender Registry Cleaner™ eliminates clutter and junk that builds up within a computer's registry due to the installation and removal of programs, deletion and creation of files and cached records from Web surfing.  The success of our business depends on our ability to keep pace with technological developments and emerging industry standards. We intend to commit a portion of our resources to developing new applications for threat research and new security applications for Web 2.0 and social networking environments. However, if we are unable to successfully develop such products or if we develop these products but demand for them does not materialize or occurs more slowly than we expect, we will have expended resources (such as personnel and equipment) and capital without realizing sufficient revenue to recover these costs, and our operating results could be adversely affected.

If we fail to adapt our technologies to new Internet technologies, we could lose customers and key technology partners.  This would have a material adverse effect on our revenues, our business and the results of our operations.

Internet technology is constantly evolving to make the user's experience easier and more comprehensive. Our products use Internet technologies. We must constantly monitor new technologies and adapt our technologies to them as appropriate. If we fail to keep our products compatible with the latest Internet technologies, they may not perform adequately and we may lose not only our customers, but those suppliers and partners whose Internet technologies support our products. The loss of our customers or our suppliers and partners would have a material adverse effect on our revenues, our business and the results of our operations.

Because of the constant development of new or improved products in the software industry, we must continually update our products or create new products to keep pace with the latest advances.  While we do our best to test these products prior to their release, they may nevertheless contain significant errors and failures, which could adversely affect our operating results.

With the constant changes in the software industry as new standards and processes emerge, we are required to continually update our suite of Internet security products.  While we do our best to test these products prior to their release, due to the speed with which we are required to release new or updated products to remain competitive, they could be released with errors or they may fail altogether.  These errors or failures may put the users of our software at risk because their computers will not be adequately protected against spyware, viruses, spam or phishing attacks. We try to reduce this risk by constantly upgrading our software and by working closely with the creators of the operating platforms, particularly Microsoft, to make sure that our software works with the operating platform. However, if our existing suite of Internet security products and our future products fail to perform adequately or fail entirely, our operating results could be adversely affected.

Loss of any of our key management personnel, particularly Gary Guseinov, could negatively impact our business and the value of our Common Stock.

Our ability to execute our business strategy will depend on the skills, experience and performance of key members of our management team. We depend heavily on the services of Gary Guseinov, our Chief Executive Officer, Igor Barash, our Chief Information Officer and Secretary and Kevin Harris, our Chief Financial Officer. We believe that the skills of Mr. Guseinov would be particularly difficult to replace. We have long-term employment agreements with Gary Guseinov and Kevin Harris. We have entered into an employment agreement with Mr. Barash, but it is “at-will” and does not preclude him from leaving us.

If we lose members of our key management personnel, we may be forced to expend significant time and money in the pursuit of replacements, which could result in both a delay in the implementation of our business plan and the diversion of limited working capital. We cannot assure you that we will find satisfactory replacements for these key management personnel at all, or on terms that are not unduly expensive or burdensome to our company. We do not maintain key man insurance policies on any of our key officers or employees.

To date, our business has been developed assuming that laws and regulations that apply to Internet communications and e-commerce will remain minimal.  Changes in government regulation and industry standards may adversely affect our business and operating results.

We have developed our business assuming that the current state of the laws and regulations that apply to Internet communications, e-commerce and advertising will remain minimal.  At this time, complying with these laws and regulations is not burdensome.  However, as time exposes various problems created by Internet communications and e-commerce, laws and regulations may become more prevalent.  These regulations may address issues such as user privacy, spyware, pricing, intellectual property ownership and infringement, taxation, and quality of products and services.  This legislation could hinder growth in the use of the Internet generally and decrease the acceptance of the Internet as a communications, commercial and advertising medium.  Changes in current regulations or the addition of new regulations could affect the costs of communicating on the Internet and adversely affect the demand for our products or otherwise harm our business, results of operations and financial condition.

Our business is the development and distribution of software. If we do not protect our proprietary information and prevent third parties from unauthorized use of our technology, our business could be harmed.

We rely on a combination of copyright, patent, trademark and trade secret laws, confidentiality procedures, contractual provisions and other measures to protect our proprietary information, especially our software codes. All of these measures afford only limited protection. These measures may be invalidated, circumvented or challenged, and others may develop technologies or processes that are similar or superior to our technology. We may not have the proprietary information controls and procedures in place that we need to protect our proprietary information adequately. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy our software or obtain or use information that we regard as proprietary, which could harm our business.

Third parties claiming that we infringe their proprietary rights could cause us to incur significant legal expenses and prevent us from selling our products.

As the number of products in the software industry increases and the functionality of these products further overlap, we believe that we may become increasingly subject to infringement claims, which could include patent, copyright and trademark infringement claims. In addition, former employers of our former, current or future employees may assert claims that such employees have improperly disclosed to us the confidential or proprietary information of these former employers. Any such claim, with or without merit, could:

•	be time consuming to defend;

•	result in costly litigation;

•	divert management’s attention from our core business;

•	require us to stop selling, delay providing or redesign our product; and

•	require us to pay monetary amounts as damages or for royalty or licensing arrangements.

Risks Related to Ownership of Our Securities

Holders of our 10% Secured Convertible Debentures and unsecured 10% Convertible Debentures have anti-dilution rights that are triggered by a disposition of our Common Stock at a price per share that is lower than the applicable conversion price of the debt securities or the volume weighted average price of our Common Stock on the date of such disposition.  These rights are not available to the holders of our Common Stock.  If future issuances of our Common Stock trigger the anti-dilution rights, your investment in our Common Stock would be diluted to the extent such convertible debentures are converted.

Holders of $396,671 in aggregate principal amount of our 10% Secured Convertible Debentures may convert the outstanding principal amount and accrued interest thereon into Common Stock at a conversion price of $1.00 per share. If all of our 10% Secured Convertible Debentures were converted into Common Stock, we would be required to issue an additional 396,671 shares. In addition, we have issued $440,784 in aggregate principal amount of our unsecured 10% Convertible Debentures to satisfy unpaid interest and liquidated damages accrued on our 10% Secured Convertible Debentures of which $137,588 remain outstanding as of the date of this filing. The holders of our unsecured 10% Convertible Debentures will have the right to convert the outstanding principal amount and accrued interest thereon into Common Stock at a conversion price of $0.85 per share. If all of our unsecured 10% Convertible Debentures were converted into Common Stock, we would be required to issue approximately 161,869 additional shares. If, during the time that any of our convertible debentures are outstanding, we sell or grant any option to purchase (other than options issued pursuant to a plan approved by our board of directors), or sell or grant any right to re-price our securities, or otherwise dispose of or issue any Common Stock or Common Stock equivalents entitling any person to acquire shares of our Common Stock at a price per share that is lower than the applicable conversion price of the debentures (which, for purposes of this discussion will be designated as the “Base Conversion Price”) or that is higher than the Base Conversion Price but lower than the volume weighted average price of the Common Stock on the date of such disposition, then the conversion price of the debentures will be reduced.

In the first instance, the conversion price will be reduced to the Base Conversion Price. In the second instance, the conversion price will be multiplied by a fraction the denominator of which will be the number of shares of Common Stock outstanding on the date of the issuance plus the number of additional shares of Common Stock offered for purchase and the numerator of which will be the number of shares of Common Stock outstanding on the date of such issuance plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at the daily volume weighted average price.

A reduction in the conversion price resulting from any of the foregoing would allow our convertible debenture holders to receive more shares of Common Stock than they would otherwise be entitled to receive. In that case, other holders of our Common Stock would be diluted to a greater extent than they would be if no adjustment to the conversion price were required.

Holders of our 10% Convertible Promissory Notes have anti-dilution rights that are triggered by a disposition of our Common Stock at a price per share that is lower than the conversion price of such notes. These rights are not available to the holders of our Common Stock. If future issuances of our Common Stock trigger the anti-dilution rights, an investment in our Common Stock would be diluted to the extent such convertible notes are converted.

Holders of $1,200,000 in aggregate principal amount of our 10% Convertible Promissory Notes may convert the outstanding principal amount and accrued interest thereon into Common Stock at a conversion price of $1.25 per share. If all of our 10% Convertible Promissory Notes were converted into Common Stock, we would be required to issue an additional 960,000 shares. If, during the time that any of our 10% Convertible Promissory Notes are outstanding, we sell or grant any option to purchase (other than options issued to our employees, officers, directors and consultants), or sell or grant any right to re-price our securities, or otherwise dispose of or issue any Common Stock or Common Stock equivalents entitling any person to acquire shares of our Common Stock at a price per share that is lower than the conversion price of these notes (which, for purposes of this discussion will be designated as the “Base Conversion Price”), then the conversion price of the debentures will be reduced according to the following weighted average formula: the conversion price will be multiplied by a fraction the denominator of which will be the number of shares of Common Stock outstanding on the date of the issuance plus the number of additional shares of Common Stock offered for purchase and the numerator of which will be the number of shares of Common Stock outstanding on the date of such issuance plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at the conversion price. A reduction in the conversion price resulting from the foregoing would allow the holders of our 10% Convertible Promissory Notes to receive more shares of Common Stock than they would otherwise be entitled to receive. In that case, other holders of our Common Stock would be diluted to a greater extent than they would be if no adjustment to the conversion price were required.

Investors who purchased units of our securities, consisting of Common Stock and warrants to purchase Common Stock, from October 2007 through August 2008, have anti-dilution rights with respect to the shares of Common Stock issued in the unit offering.  These rights are not available to other holders of our Common Stock.  If future issuances of our Common Stock trigger these anti-dilution rights, holders of our Common Stock would have their investments diluted.

The security holders who purchased our units consisting of shares of our Common Stock and warrants to purchase shares of our Common Stock have anti-dilution rights. In the event that we sell Common Stock for less than $1.00 per share or issue securities convertible into or exercisable for Common Stock at a conversion price or exercise price less than $1.00 per share (a “Dilutive Issuance”), then we are required to issue a number of additional shares of Common Stock to each unit purchaser, without additional consideration. The number of additional shares to be issued will be equal to the product of the purchaser’s subscription amount multiplied by a fraction, the numerator of which is the number of shares of Common Stock sold and issued at the closing of such Dilutive Issuance plus the number of shares which the aggregate offering price of the total number of shares of Common Stock sold and issued at the closing of such Dilutive Issuance would purchase at $1.00 per share, and the denominator of which is the number of shares of Common Stock issued and outstanding on the date of such Dilutive Issuance plus the number of additional shares of Common Stock sold and issued at the closing of such Dilutive Issuance. In this case, other holders of our Common Stock would be diluted to a greater extent than they would be if the anti-dilution provision were not triggered.

Our Common Stock began to be quoted on the OTC Bulletin Board on August 2, 2007. We cannot assure you that an active public trading market for our Common Stock will develop or be sustained. Even if an active market develops, it may not be possible to sell shares of our Common Stock in a timely manner.

While our Common Stock began to be quoted on the OTC Bulletin Board on August 2, 2007, to date an active trading market has not developed and we cannot guarantee you that an active trading market will ever develop. This situation may be attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk averse and may be reluctant to follow a relatively unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, even though our Common Stock is quoted on the OTC Bulletin Board, there may be periods of several days or more when trading activity in our shares is minimal or nonexistent, as compared to a seasoned issuer that has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. Because an active trading market may not develop, it may not be possible to sell shares of our Common Stock in a timely manner.

Our Common Stock is considered a “penny stock”. The application of the “penny stock” rules to our Common Stock could limit the trading and liquidity of the Common Stock, adversely affect the market price of our Common Stock and increase transaction costs to sell those shares.

Our Common Stock is a “low-priced” security or “penny stock” under rules promulgated under the Securities Exchange Act of 1934. In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer’s duties in selling the stock, the customer’s rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer’s financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer. The effect of these restrictions will probably decrease the willingness of broker-dealers to make a market in our Common Stock, will decrease liquidity of our Common Stock and will increase transaction costs for sales and purchases of our Common Stock as compared to other securities.

The stock market in general and the market prices for penny stocks in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. These broad fluctuations may be the result of unscrupulous practices that may adversely affect the price of our stock, regardless of our operating performance.

Shareholders should be aware that, according to SEC Release No. 34-29093 dated April 17, 1991, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. The occurrence of these patterns or practices could increase the volatility of our share price. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources.

Our executive officers and directors, along with their friends and family, own or control approximately 38 % of our issued and outstanding Common Stock, which makes it more difficult for our non-management shareholders to determine the outcome in matters requiring shareholder approval.  Additionally, this concentration of ownership could discourage or prevent a potential takeover that might otherwise result in our shareholders receiving a premium over the market price for our Common Stock.

Approximately 38% of the issued and outstanding shares of our Common Stock is owned and controlled by a group of insiders, including current directors and executive officers and their friends and family.  Mr. Gary Guseinov, our Chief Executive Officer and President, owns approximately 31% of our issued and outstanding Common Stock.  These insiders may be able to exert significant influence in matters requiring approval by our shareholders, including the election of directors, mergers or other business combinations.  Such concentrated ownership may also make it difficult for our shareholders to receive a premium for their shares of our Common Stock in the event we merge with a third party or enter into other transactions that require shareholder approval.  These provisions could also limit the price that investors might be willing to pay in the future for shares of our Common Stock.

We do not expect to pay dividends for the foreseeable future, and we may never pay dividends.

We currently intend to retain any future earnings to support the development of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. In addition, our ability to pay dividends on our Common Stock may be limited by California state law. Accordingly, investors must rely on sales of their Common Stock after price appreciation, which may never occur, as the only way to realize a return on their investment. Investors seeking cash dividends should not purchase our Common Stock.

Limitations on director and officer liability and our indemnification of officers and directors may discourage shareholders from bringing suit against a director.

Our articles of incorporation and bylaws provide, with certain exceptions as permitted by California law, that a director or officer shall not be personally liable to us or our shareholders for breach of fiduciary duty as a director, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage shareholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by shareholders on our behalf against a director. In addition, our articles of incorporation and bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by California law.

Future sales of our Common Stock could put downward selling pressure on our shares, and adversely affect the stock price. There is a risk that this downward pressure may make it impossible for an investor to sell his shares at any reasonable price, if at all.

Future sales of substantial amounts of our Common Stock in the public market, or the perception that such sales could occur, could put downward selling pressure on our shares, and adversely affect the market price of our Common Stock.

Risks Related to Participating in the Offer

In order to participate in the Offer, you will be required to exercise your Warrant(s) to purchase restricted shares of our Common Stock.  You will be limited in your ability to sell these shares and, when you are able to sell them, their value may have declined significantly.  There is no guarantee that the Common Stock you purchase will either maintain its value or appreciate in value.

By exercising the Warrants, you will receive restricted shares of our Common Stock.  Restricted securities are securities that are purchased in transactions that are exempt from the registration requirements of the Securities Act of 1933, as amended (referred to in this discussion as the “Securities Act”).  The shares of Common Stock that you receive upon exercising your Warrant(s) will be issued with a legend stating that the shares have not been registered under the Securities Act.

There are limits as to when you may sell restricted shares of Common Stock.  Those limits are set forth in Rule 144 promulgated under the Securities Act.  We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and we have been subject to those requirements for over 90 days.  Rule 144 permits the holders of our restricted securities who are not affiliates to sell their shares of restricted Common Stock in the market six months following the date that the restricted shares of Common Stock were acquired, so long as we have current information in the marketplace.  The restricted shares of Common Stock that you receive upon exercise of the Warrants will be acquired by you on the date that we accept the Exercise Documents.

Affiliates, such as members of our board of directors and our executive officers, may also sell their shares of restricted Common Stock in the market six months following the date that the restricted shares of Common Stock were acquired, so long as we have current information in the marketplace.  However, affiliates must notify the Securities and Exchange Commission of such sales by filing a Form 144 concurrent with the sale.  Furthermore, our affiliates are limited in the number of shares that may be sold during any three month period to 1% of the number of shares we have issued and outstanding as shown on by the most recent report we filed with the Securities and Exchange Commission.  Finally, affiliates must comply with the “manner of sale” provisions included in Rule 144, which require an affiliate to sell the restricted Common Stock in a broker’s transaction, in a transaction with a market maker or in a riskless principal transaction.

By the time you are able to sell the Common Stock you will acquire by exercising your Warrants, the market price of our Common Stock or the number of shares being traded may have declined substantially.  You may be forced to liquidate the shares of restricted Common Stock you acquire by exercising the Warrants at a loss, if you are in need of money.  We cannot guarantee you that the shares of restricted Common Stock you receive by exercising your Warrants will ever appreciate in value.

The sale of the shares of Common Stock you receive by participating in the Offer may result in a taxable event.

When you sell the shares of Common Stock you acquire by exercising the Warrants, any gain or loss, based on the difference between the sale price and the exercise price, will be taxed as a capital gain or loss.  Such gain or loss will be long-term if you hold the shares for more than one year following your acquisition of them.

III. THE OFFER

Section 1.	Eligibility.

Individuals who hold Warrants that include either or both of the Cashless Exercise Provision or the Down Round Provision are eligible to take part in this Offer, including members of our board of directors and our executive officers.  No other holders of warrants or options may take part in this Offer.

Section 2.	Number of Warrants.

As of the date of this Offer, the Warrants represent the right to purchase a total of 10,183,786 shares of our restricted Common Stock at exercise prices of $1.00, $1.01, $1.20 and $1.25 per share.  If every Warrant Holder elected to participate in the Offer,

•	the number of shares of Common Stock covered by the Warrants would increase by an additional 1,018,379 shares, to total 11,202,165 shares of Common Stock,

•	we would receive proceeds of approximately $3,821,310.70, and

•	we would be required to issue 3,360,649 shares of our restricted Common Stock.

The Offer will expire on the expiration date.  The term “expiration date” means 9:00 p.m., Pacific Time, on August 17 , 2009 unless we, in our sole discretion, extend the period of time during which the Offer will remain open.  If we extend the period of time during which the Offer remains open, the term “expiration date” will mean the latest time and date at which the Offer expires.  See Section 15 for a description of our right to extend, delay, terminate and amend the Offer.

Section 3.	Purpose of the Offer.

We are making the Offer to raise funds for working capital and to reduce our liabilities.

Raising Funds for Working Capital

Because our capital needs have been significant, we want to delete the Cashless Exercise Provision from our outstanding Warrants.  We will increase by 10% the number of shares of Common Stock covered by a Warrant that includes the Cashless Exercise Provision in exchange for (i) executing an Amendment eliminating the Cashless Exercise Provision, and (ii) the exercise by the Warrant Holder of at least 30% of the shares of Common Stock covered by the Warrant, after giving effect to the increase in shares.  Any Warrant Holder holding a Warrant that includes a Cashless Exercise Provision who participates in the Offer will be required to exercise the Warrant for cash.

Improving our Balance Sheet

Under guidance recently adopted by the Emerging Issues Task Force of the Financial Accounting Standards Board, warrants that include “down round” provisions may no longer be recorded in stockholders’ equity, but rather must be accounted for as a derivative liability under FASB Statement 133.  We want to delete the Down Round Provision from the Warrants.  We will increase by 10% the number of shares of Common Stock covered by a Warrant that includes a Down Round Provision in exchange for (i) the Warrant Holder executing an Amendment eliminating the Down Round Provision, and (ii) the exercise by the Warrant Holder of at least 30% of the shares of Common Stock covered by the Warrant, after giving effect to the increase in shares.  Continuing to include the Down Round Provision in the Warrants would result in having to include a significant liability in our financial statements.  The amount of this liability will be reduced to the extent the Warrant Holders agree to relinquish their rights to the Down Round Provision.  However, Warrant Holders who agree to the elimination of the Down Round Provision will no longer have the right to any downward adjustment of the exercise price(s) of their Warrant(s) in the event we sell our Common Stock for prices below the exercise price of their Warrant(s).

Although our board of directors has approved the Offer, it recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors.  Accordingly, you are strongly encouraged to consult with your personal advisors if you have questions about your financial or tax situation.  Neither CyberDefender Corporation nor our board of directors is making any recommendation to you as to whether you should elect to participate in this Offer.  The restricted Common Stock you receive by exercising your Warrant(s) may end up being worth less than the exercise price.  You must make your own decision whether to participate in the Offer.

Section 4.	Procedures for Participating in the Offer.

You must deliver to us, no later than 9:00 p.m., Pacific Time, on August 17 , 2009:

•	the completed transmittal letter,

•	the Election to Exercise Warrant,

•	good funds in the amount of the exercise price, and

•	an electronic “PDF” or facsimile copy of your signature on the Amendment(s) which relate to your Warrant(s).

As described below, you may exercise your Warrant(s) by electronic delivery or facsimile.  You may also make delivery via U.S. mail, overnight courier or by hand delivery.  You may wire the funds for the exercise price to us, so long as you have delivered to us the Exercise Documents.

If you choose to exercise your Warrant(s) by electronic delivery, the Exercise Documents must be delivered to Kevin Harris at kevin@cyberdefender.com.  If you choose to exercise your Warrant(s) by facsimile, the Exercise Documents must be faxed to Mr. Harris at (213) 689-8640.  If you choose to exercise your Warrant(s) by delivering a “hard copy” of the Exercise Documents to us, they must be delivered to our principal executive office located at 617 West 7th Street, Suite 401, Los Angeles, California 90017.  Funds paid by check must be made payable to CyberDefender Corporation and must be delivered to 617 West 7th Street, Suite 401, Los Angeles, California 90017.  Funds may also be sent by wire transfer to:

Union Bank of California
Account name: CyberDefender Corporation
Routing #122000496
Account #3000149615
11661 San Vicente Blvd, Los Angeles, CA  90049
Telephone: 310 571-4475
Fax:  310 826-1757

Your election to exercise your Warrant(s) will be effective only after you properly submit the Exercise Documents and payment of the exercise price before the Offer expiration date.

The method of delivery of the Exercise Documents and the payment of the exercise price is at your election and risk.  The delivery of the Exercise Documents will be effective upon receipt by CyberDefender Corporation.  In all cases, you should allow sufficient time to ensure we receive the documents and payment in time.  We do not intend to notify you of the receipt of the documents and payment, therefore it is your responsibility to ensure that we have received these items.

We will determine, in our discretion, all questions as to the validity, form and eligibility (including time of receipt) of any documents you submit.  Our determination of these matters will be final and binding on all parties.  We may reject any Exercise Documents tendered to the extent that we determine they are not properly exercised or to the extent that we determine it is unlawful to accept them.  We may waive any defect or irregularity in a submitted election.  No Exercise Documents will be properly tendered until all defects or irregularities have been cured by the Warrant Holder or waived by us.  Neither we nor any other person is obligated to give notice of any defects or irregularities in any documents you submit, and no one will be liable for failing to give notice of any defects or irregularities.

If you elect to exercise your Warrant(s) in accordance with the procedures described above, you will have accepted the terms and conditions of the Offer.  If we accept the tender of your Exercise Documents, there will be a binding agreement between us and you on the terms and subject to the conditions of the Offer.

If you elect to exercise your Warrant(s) and we accept the tender of your Exercise Documents, we will issue to you shares of our restricted Common Stock representing the portion of the Warrant(s) you exercised and we will issue to you an Amendment (or Amendments if you hold more than one Warrant) duly executed by CyberDefender Corporation for the balance of the Common Stock covered by the Warrant(s).  For those Warrant Holders who accept the Offer, we will record on our warrant register the number of Warrant shares remaining unexercised, if any, after giving effect to the Increase.

If you do not elect to exercise your Warrant(s) pursuant to the Offer or if you fail to properly exercise your Warrant(s), you will not participate in the Offer and you will retain your Warrant(s) with the original terms, including the Cashless Exercise Provision (if included in the Warrant(s)) and/or the Down Round Provision (if included in the Warrant(s)).  The number of shares of Common Stock covered by the Warrant(s) will not be increased.

Questions about the Offer.

You can ask questions about the Offer or request assistance or additional copies of the Offer documents by contacting Kevin Harris via email to kevin@cyberdefender.com or facsimile to (213) 689-8640.

Section 5.	Withdrawal Rights.

If you elect to accept this Offer and later change your mind, you may withdraw your tendered Exercise Docments and reject this Offer by following the procedure described in this Section 5.

You may withdraw your tendered Exercise Documents at any time before 9:00 p.m., Pacific Time, on August 17 , 2009.  If we extend this Offer beyond that time, you may withdraw your tendered Exercise Documents at any time until the extended expiration of this Offer.  If we have not accepted your tendered Exercise Documents by August 17 , 2009, you will also have the right to withdraw your tendered Exercise Documents  after the expiration of the fortieth business day from the commencement of the Offer, which would be September 6 , 2009.

To validly withdraw tendered Exercise Documents, you must deliver to us (via the means set forth in Section 4), the written notice of withdrawal, properly completed, while you still have the right to withdraw the tendered Exercise Documents.  We have filed a form of the notice of withdrawal as Exhibit (a)(1)(E) to the Tender Offer Statement on Schedule TO , as amended,  that we filed with the Securities and Exchange Commission on June 29, 2009.  We will deliver a copy of the notice of withdrawal to all Warrant Holders that validly elect to participate in this Offer.

You may not rescind any withdrawal, and any Exercise Documents you withdraw will thereafter be deemed not properly tendered for purposes of this Offer, unless you properly re-tender the Warrant(s) before the expiration date by following the procedures described in Section 4 of this Offer.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities.  We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal.  Our determinations of these matters will be final and binding.

Section 6.	Acceptance of Warrant Exercise and Issuance of Restricted Stock.

Upon the terms and subject to the conditions of the Offer, we will increase by 10% the number of shares of Common Stock covered by the Warrant(s) if you exercise your Warrant(s) for at least 30% of the shares of Common Stock covered by the Warrant(s), after giving effect to the Increase.  You may exercise your Warrant(s) in the manner described at Section 4 above.  Following the exercise of your Warrant(s) and after the expiration date, we will forward to you the shares of restricted Common Stock you purchased and an Amendment duly executed by the Company for each Warrant that you exercise pursuant to the Offer.

For purposes of the Offer, unless we notify you in writing that the exercise of your Warrant(s) was invalid or that you were not included in the class of individuals entitled to take advantage of this Offer, we will be deemed to have accepted the exercise of your Warrant(s) when we receive the transmittal letter, the applicable Amendment(s) signed by you, the completed, dated and signed Election to Exercise Warrant listing each Warrant that you wish to exercise pursuant to the Offer and good funds in the amount of the exercise price.

Section 7.	Conditions of the Offer.

Subject to rules of the Securities and Exchange Commission and notwithstanding any other provision of the Offer, we will not be required to accept your Warrant exercise and may terminate or amend the Offer or postpone the acceptance of any Warrant exercise, if at any time on or after commencement of the Offer and before the expiration date of the Offer any of the following events occur that in our reasonable judgment makes it inadvisable to proceed with the Offer:

•
there is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the exercise of the Warrants, the issuance of restricted Common Stock in exchange for the Warrant exercise, or otherwise relates in any manner to the Offer; or that, in our reasonable judgment, could materially affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair (such as by increasing the accounting or other costs of the Offer to us) the contemplated benefits of the Offer to us;

•
there  is any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction proposed , sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or CyberDefender Corporation, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•	make the exercise of the Warrants or the issuance of the restricted Common Stock illegal or otherwise restrict or prohibit consummation of the Offer;

•	materially impair (such as by increasing the accounting or other costs of the Offer to us) the contemplated benefits of the Offer to us; or

•
materially affect our business, condition (financial or other), income, operations or prospects, taken as whole, or otherwise materially impair in any way the contemplated future conduct of our business;

•	there has occurred:

•
any significant change in the market price of our shares of Common Stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material effect on our business, condition (financial or other), operations or prospects or on the trading in our Common Stock;

•
any change in the general political, market, economic or financial conditions that could have a material effect on our business, condition (financial or other), operations or prospects that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•
any change in generally accepted accounting principles or interpretations of generally accepted accounting principles which could or would materially and adversely affect the manner in which we are required for financial accounting purposes to account for the Offer;

•
a tender offer with respect to some or all of our Common Stock, or a merger or acquisition proposal for us, has been proposed, announced or made by another person or entity or has been publicly disclosed; or

•
any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, has or may have a material adverse effect on us, taken as a whole.

The conditions to the Offer are for our benefit.  We may assert them at our discretion prior to the expiration date.  We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other conditions to the Offer.   If we waive a material condition, we will extend the Offer period so that at least 5 business days remain in the Offer period following notice of the waiver.   Our failure at any time prior to the expiration date to exercise any of these rights will not be deemed a waiver of any rights.  The waiver of any of these rights with respect to particular facts and circumstances will not be deemed to be a waiver with respect to any other facts and circumstances.  Any determination or judgment we make concerning the events described in this section will be final and binding upon all persons.

Section 8.	Price Range of Our Common Stock and Interests in Our Securities.

Our Common Stock is currently quoted on the Over-the-Counter Bulletin Board under the symbol “CYDE”.  As of July 24 , 2009 we had 23,401,429 shares of Common Stock issued and outstanding and we have approximately 108 record holders of our Common Stock.  This does not include an indeterminate number of shareholders whose shares are held by brokers in street name.

The following table sets forth, for the periods indicated, the high and low bid information per share of our Common Stock as reported by the Over-the-Counter Bulletin Board.  These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	PERIOD	HIGH	LOW

Fiscal Year Ended December 31, 2009	Third Quarter through July 24, 2009	$3.20	$2.15
	Second Quarter	$3.49	$1.15
	First Quarter	$1.2 3	$0.51

Fiscal Year Ended December 31, 2008	First Quarter	$1.06	$0.61
	Second Quarter	$2.00	$0.63
	Third Quarter	$1.77	$0.75
	Fourth Quarter	$1.40	$0.70

Fiscal Year Ended December 31, 2007	First Quarter	(1)	(1)
	Second Quarter	(1)	(1)
	Third Quarter	$0.90	$0.90
	Fourth Quarter	$0.48	$1.56

(1) Our Common Stock did not trade during the first and second quarters of the 2007 fiscal year.  Our Common Stock began to trade on August 2, 2007.

Our stock price has been, and in the future may be, highly volatile.  The trading price of our Common Stock has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, some of which are outside our control.

We recommend that you obtain the current market price of our Common Stock before deciding whether to elect to exercise your Warrant(s).  The last sale price of our Common Stock on July 24 , 2009 was $ 2.23 .

From April 24, 2009 through June 22, 2009, we entered into Amendments with 38 of our Warrant Holders on the same terms as the Offer, and received proceeds of $1,743,997.25 from the exercise of Warrants in connection with such Amendments.  All of those Warrant Holders who entered into such Amendments and exercised their Warrants on the same terms as the Offer will have the right to withdraw their Exercise Documents, in accordance with the procedure described in this document, until the expiration of the Offer.

Section 9.	Source and Amount of Funds or Other Consideration.

The Offer does not involve the payment of money by us to the Warrant Holders.  The consideration for the increase to the number of shares of Common Stock covered by the Warrants is the exercise by the Warrant Holder of the Warrant(s) for the purchase of at least 30% of the Common Stock covered by the Warrant(s), after giving effect to the Increase, and the relinquishment of the Released Provisions.

Section 10.	Information Concerning CyberDefender Corporation

General.                      CyberDefender Corporation is incorporated in the State of California.  Our principal executive offices are located at 617 West 7th Street, Suite 401, Los Angeles, California 90017, and our telephone number at that address is (213) 689-8631.

We are a provider of secure content management software based in Los Angeles, California.  We develop and license security software.  Our mission is to bring to market advanced solutions to protect computer users against identity theft, Internet viruses, spyware and related security threats.

Our Common Stock is quoted on the Over-the-Counter Bulletin Board under the ticker symbol “CYDE.”

We have no subsidiaries.

Subject to the foregoing, and except as otherwise disclosed in this Offer or in our filings with the Securities and Exchange Commission, we presently have no specific plans or proposals that relate to or would result in:

•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend rate or policy, our indebtedness or capitalization;

•	any change in the present board of directors or management;

•	any material change in our corporate structure or business;

•	our Common Stock not being quoted by the Over-the-Counter Bulletin Board;

•	our Common Stock becoming eligible for termination of registration pursuant to section 12(g)(4) of the Securities Exchange Act of 1934;

•	the suspension of our obligation to file reports pursuant to sections 13 or 15(d) of the Securities Exchange Act of 1934;

•	the acquisition or disposition of more than 10% of shares of our Common Stock (or securities convertible into or exercisable for such number of shares of our Common Stock) by any person; or

•	any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

We cannot assure you that we will not plan, propose or engage in negotiations with respect to the above noted matters during or after the expiration of the Offer.

Certain Financial Information.  We incorporate by reference the financial statements, related notes and other financial information included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2008 which we filed with the Securities and Exchange Commission on March 31, 2009, and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, which we filed with the Securities and Exchange Commission on May 15, 2009.  This information may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.  The Securities and Exchange Commission maintains an Internet site at http://www.sec.gov that contains the above-referenced reports, as well as proxy and information statements and other information that we file electronically with the Securities and Exchange Commission.

We have no earnings.  The book value per share of our Common Stock on March 31, 2009 was $(0.87).

Summary Financial Information

The following summary financial information should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009:

Statements of Operations

	For the Three Months Ended March 31,		For the Fiscal Year Ended December 31,
	2009	2008	2008	2007
	(Unaudited)	(Unaudited)

Net Sales	$3,191,630	$475,046	$4,887,759	$2,220,154
Cost of Sales	679,704	73,985	767,115	179,789
Gross Profit	2,511,926	401,061	4,120,644	2,040,365
Operating Expenses	6,525,326	1,226,112	12,668,742	4,928,584
Loss from Operations	(4,013,400)	(825,051)	(8,548,098)	(2,888,219)
Other Income (Expense)	(803,451)	(650,784)	(2,702,874)	(2,977,104)
Loss before Income Tax Expense	(4,816,851)	(1,475,835)	(11,250,972)	(5,865,323)
Income Tax Expense	200	200	800	800
Net Loss	$(4,817,051)	$(1,476,035)	$(11,251,772)	$(5,866,123)
Basic and Fully Diluted Net Loss per Share	$(0.27)	$(0.10)	$(0.72)	$(0.47)

Balance Sheet

	As at	As at December 31,
	March 31,2009	2008	2007
	(Unaudited)	(Audited)	(Audited)
Current Assets
Cash and Cash Equivalents	$126,270	$779,071	$236,995
Accounts Receivable	149,554	204,635	19,053
Deferred Financing Costs, Net	126,979	324,200	596,917
Prepaid Expenses	596,997	689,478	21,885
Deferred Charges, Current	1,326,017	811,542	40,560
Total Current Assets	$2,325,817	$2,808,926	$915,410
Non Current Assets	$668,594	$361,062	$486,886

Current Liabilities
Account Payable	$3,973,196	$3,798,645	647,976
Accrued Expenses	399,106	331,229	619,805
Accrued Expenses-Registration Rights Agreement	53,745	53,745	166,297
Deferred Revenue, Current	5,678,810	4,025,026	629,442
Notes Payable, Net of Discount	--	--	705,298
Convertible Notes Payable, Net of Discount	1,440,914	2,421,529	--
Capital Lease Obligation, Current	24,585	27,291	24,271
Total Current Liabilities	$11,570,356	$10,657,465	$2,793,089
Non Current Liabilites	$8,161,213	$544,703	$1,276,382
Total Liabilities	$19,731,569	$11,202,168	$4,069,471
Stockholders’ Deficit	$(16,737,158)	$(8,032,180)	$(2,667,175)
Total Liabilities and Stockholders’ Deficit	$2,994,411	$3,169,988	$1,402,296

For information regarding the accounting consequences of our offer, see Section 12.

Section 11.	Interests of Directors and Executive Officers; Transactions and ArrangementsConcerning the Warrants and our Common Stock.

Because none of our directors or executive officers holds Warrants that include the Released Provisions, none of our directors or executive officers is eligible to participate in the Offer.

From April 24, 2009 through June 22, 2009, we entered into Amendments with 38 of our Warrant Holders on the same terms as the Offer, and received proceeds of $1,743,997.25 from the exercise of Warrants in connection with such Amendments.  All of those Warrant Holders who entered into such Amendments and exercised their Warrants on the same terms as the Offer will have the right to withdraw their Exercise Documents, in accordance with the procedure described in this document, until the expiration of the Offer.

The following executive officers and directors have agreements involving our securities:

Our Chief Financial Officer and director, Kevin Harris, is the holder of options to purchase 320,000 shares of our Common Stock.  The option grants were made as follows:

•	On October 1, 2008 we granted to Mr. Harris the right to purchase 15,000 shares of Common Stock. The term of the option is 10 years and the exercise price is $1.00 per share.

•	On December 1, 2008 we granted to Mr. Harris the right to purchase 5,000 shares of Common Stock. The term of the option is 10 years and the exercise price is $1.00 per share.

•
On March 24, 2009 we granted to Mr. Harris the right to purchase 200,000 shares of Common Stock.  The option vests as follows:  (i) the right to purchase 25,000 shares of Common Stock vested immediately on the date of grant; (ii) the right to purchase 25,000 shares of Common Stock vested on April 1, 2009; and the right to purchase the remaining 150,000 shares of Common Stock vests in equal increments of 6,250 shares of Common Stock per month over a period of 24 months, starting with the effective date of Mr. Harris’ employment as our Chief Financial Officer, which was January 1, 2009.  The term of the option is 10 years and the exercise price is $1.00 per share.

•
We have also provided quarterly performance goals to be met by Mr. Harris during the 2009 fiscal year.  If he is successful in meeting these goals, he will earn an option to purchase an additional 25,000 shares of Common Stock per quarter.  The options will also have a term of 10 years and an exercise price of $1.00 per share.  The right to purchase the Common Stock will vest in equal increments over a period of 24 months.

On December 11, 2006 we granted an option to purchase 12,500 shares of our Common Stock to Igor Barash, our Chief Information Officer and a director.  The option has a term of 10 years and an exercise price of $1.00 per share.  The right to purchase the Common Stock vested in equal increments over a period of 48 months.

Our director, Bing Liu, is the holder of options to purchase 662,384 shares of our Common Stock.  The option grants were made as follows:

•
On January 3, 2005 we granted to Mr. Liu an option to purchase 326,107 shares of our Common Stock, of which 276,107 remain outstanding.  The option has a term of 10 years and an exercise price of $0.0107 per share.

•	On November 1, 2006 we granted to Mr. Liu an option to purchase 335,777 shares of our Common Stock. The option has a term of 10 years and an exercise price of $1.00 per share.

•	On August 1, 2008 we granted to Mr. Liu an option to purchase 12,500 shares of our Common Stock. The option has a term of 10 years and an exercise price of $1.00 per share.

•	On January 1, 2009 we granted to Mr. Liu an option to purchase 18,000 shares of our Common Stock. The option has a term of 10 years and an exercise price of $1.00 per share.

•	On January 1, 2009 we granted to Mr. Liu an option to purchase 2,500 shares of our Common Stock. The option has a term of 10 years and an exercise price of $1.00 per share.

•	On February 1, 2009 we granted to Mr. Liu an option to purchase 1,250 shares of our Common Stock. The option has a term of 10 years and an exercise price of $1.00 per share.

•	On March 1, 2009 we granted to Mr. Liu an option to purchase 1,250 shares of our Common Stock. The option has a term of 10 years and an exercise price of $1.00 per share.

•
On April 1, 2009 we granted to Mr. Liu an option to purchase 5,000 shares of our Common Stock.  The option has a term of 10 years and an exercise price of $1.25 per share. The right to purchase the Common Stock will vest in equal increments over a period of 24 months.

•
On May 1, 2009 we granted to Mr. Liu an option to purchase 5,000 shares of our Common Stock.  The option has a term of 10 years and an exercise price of $1.25 per share. The right to purchase the Common Stock will vest in equal increments over a period of 24 months.

•
On June 1, 2009 we granted to Mr. Liu an option to purchase 5,000 shares of our Common Stock.  The option has a term of 10 years and an exercise price of $1.25 per share. The right to purchase the Common Stock will vest in equal increments over a period of 24 months.

On February 6, 2009 Gary Guseinov, our Chief Executive Officer and a director, pledged 450,000 shares of Common Stock as security for a loan made to him by an unrelated third party.  The loan is still outstanding.

Section 12.	Accounting Consequences of the Offer.

As a result of the Offer, (i) the assets included in our balance sheet will increase by the amount of cash we receive as a result of the Warrant exercises and (ii) the number of shares of Common Stock and the additional paid-in capital account included in our balance sheet will increase, respectively, by the number of shares of Common Stock issued as a result of the exercise of the Warrants and by the value we receive as a result of the exercise of the Warrants.  Furthermore, the amount of the liability associated with the Down Round Provision will be reduced to the extent the Warrant Holders agree to relinquish their rights to the Down Round Provision.  The value of the 10% increase to the Warrants, as computed using the Black Scholes model, will increase interest expense in the current period.  The amount of this increase cannot be determined until the offering has closed as the Black Scholes model is dependent on the market value of the Common Stock, the volatility of the Common Stock and the current discount rate at the grant date.

Section 13.	Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by this Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the exercise of the Warrants, the acquisition or ownership of our restricted Common Stock or the issuance of the Amendments as described in this Offer.  If any other approval or action should be required, we presently intend to seek that approval or take that action.  This could require us to delay the acceptance of Warrants that are exercised.  We cannot assure you that we would be able to obtain any required approval or take any other required action.  Our failure to obtain any required approval or take any required action might result in harm to our business.  Our obligations under the Offer are subject to the conditions described in Section 7.

Section 14.	Material Federal Income Tax Consequences.

The following is a general summary of the material federal income tax consequences of the Offer.  This discussion is based on the Internal Revenue Code of 1986, as amended (which we refer to in this section as the “Code”), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis).  This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all Warrant Holders.

You are urged to consult your tax advisor with respect to the federal, state and local consequences of participating in the Offer, as well as any tax consequences arising under the laws of any other taxing jurisdiction.

Warrant Exercise and Issuance of Restricted Stock.  We believe that you will not be subject to current federal income taxation if you elect to keep your Warrant(s) and not participate in this Offer. We do not believe that there will be any immediate federal income tax consequences as a result of participating in the Offer by exercising your Warrant(s) to purchase at least 30% of the Common Stock covered by the Warrant(s).

Subsequent Sale of Shares.  Your tax basis in the Common Stock you purchase will be equal to the Exercise Price, and the capital gain holding period will commence upon the day following the date on which the Common Stock is purchased.  Your subsequent disposition of the Common Stock will ordinarily result in a capital gain or loss in an amount equal to the difference between the amount you realize on the disposition and your tax basis in the shares of Common Stock that are disposed of.  If you dispose of shares of Common Stock after you have held the shares for more than one year, such capital gain or loss will be long-term capital gain or loss.  Long-term capital gains recognized by individuals are subject to a more favorable rate of tax (currently, a maximum rate of 15%) than ordinary income.  There are limitations imposed on the ability of individuals to deduct capital losses against their ordinary income.

We offer no opinion as to the effect of state, local or foreign tax laws. Moreover, special United States federal income tax rules may apply to certain kinds of taxpayers or in certain circumstances.  The Code is subject to continual amendment and judicial and regulatory interpretation.  Accordingly, each Warrant Holder is urged to consult his, her or its own tax advisor to determine the particular tax consequences of any exercise of the Warrants.

Section 15.	Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 (“Conditions of the Offer”) of Part III of this document has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open by giving oral, written or electronic notice of such extension to you.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date of the Offer to terminate or amend the Offer by giving oral, written or electronic notice of such termination or postponement to you.  If we terminate the Offer, we will return to each Warrant Holder the exercise price received from him, without interest, and the Exercise Documents.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 7 has occurred or is deemed by us to have occurred, to amend this Offer in any respect.

Amendments to this Offer may be made at any time and from time to time.  In the case of an extension, the amendment will be issued no later than 9:00 p.m., Pacific Time, on the scheduled or announced expiration date.  Any amendment of this Offer will be disseminated promptly in a manner reasonably designed to inform Warrant Holders of the change.  Without limiting the manner in which we may choose to disseminate any amendment of the Offer, except as required by law, we have no obligation to publish, advertise, or otherwise communicate any dissemination.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer.  The amount of time by which we will extend the Offer following a material change in the terms of the Offer or information concerning the Offer will depend on the facts and circumstances, including the relative materiality of the information, unless otherwise required by law.

Section 16.	Fees and Expenses.

We will pay a fee to our placement agent, 1st Worldwide Financial Partners, of 3.5% of the gross proceeds we receive from this Offer.

Section 17.	Additional Information.

With respect to this Offer, we have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO, of which this Offer is a part.  This Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  We recommend that, in addition to this Offer and the Warrant(s), you review the Schedule TO, including its exhibits, before deciding whether or not to exercise your Warrant(s).  We are subject to the informational filing requirements of the Securities Exchange Act of 1934 and, in accordance with that act, are obligated to file reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”) relating to our business, financial condition and other matters.  Such reports, proxy statements and other information include the following, which are incorporated herein by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Commission on March 31, 2009, which is incorporated herein by reference;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed with the Commission on May 15, 2009, which is incorporated herein by reference;

•	our Current Reports on Form 8-K filed with the Commission on January 15, 2009, February 3, 2009 and June 9, 2009 and all amendments thereto, which are incorporated herein by reference; and

•
the description of our Common Stock contained in the Cyberdefender Corporation Registration Statement on Form 8-A filed with the Commission on October 23, 2008, which is incorporated herein by reference.

Any amendment or report filed for the purpose of updating such descriptions may be examined, and copies may be obtained, at the Commission’s public reference room in Washington, D.C.  You may obtain information on the operation of the public reference room by calling the Commission at 1-800-732-0330. Our filings are also available to the public on the Commission’s Internet site at http://www.sec.gov.

Our Common Stock is quoted on the Over-the-Counter Bulletin Board under the symbol “CYDE”.

We will also provide without charge to each person to whom a copy of this Offer is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). You may contact Kevin Harris by email to kevin@cyberdefender.com or facsimile to (213) 689-8640 to request copies.

The information about the Company included in this Offer should be read together with the information contained in the documents to which we have referred you.